As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nature Vision, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0831186
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

_________________

213 NW 4th Street
Brainerd, Minnesota 56401
Telephone: (218) 825-0733
 (Address, Including Zip Code, and Telephone Number of Principal Executive Offices)

2004 Stock Incentive Plan
(Full Title of the Plan)

_________________

Jeffrey P. Zernov	J.C. Anderson
President and Chief Executive Officer	Rick Hauser
Nature Vision, Inc.	Gray Plant Mooty
213 NW 4th Street	500 IDS Center
Brainerd, Minnesota 56401	80 South Eighth Street
Telephone: (218) 825-0733	Minneapolis, MN 55402
(Name, Address, including Zip Code,	Telephone: (612) 632-3000
and Telephone Number, including Area Code,	Facsimile: (612) 632-4444
of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.16 par value(3)	274,412	(3)	$$5.00	$$1,372,060	$174

(1)	This Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2004 Stock Incentive Plan as the result of any future stock dividend, stock split or similar adjustment to the outstanding common stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, paragraphs (c) and (h), under the Securities Act. The calculation of the registration fee is based upon a per share price of $5.00, which represents the last sale reported for such stock in the Nasdaq SmallCap Market on August 30, 2004, as adjusted for the 1-for-2 reverse stock split effected August 31, 2004.

(3)	Reflects a 1-for-2 reverse stock split effected August 31, 2004.

PART I

        As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by Nature Vision, Inc. f/k/a Photo Control Corporation with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as amended by our Quarterly Report on Form 10-Q/A for this period.
  Our Report on Form 8-K dated September 1, 2004.
  Our Report on Form 8-K dated August 16, 2004.
  Our Report on Form 8-K dated May 11, 2004.
  Our Report on Form 8-K dated April 16, 2004.
  Our Report on Form 8-K dated February 3, 2004.
  Our Report on Form 8-K dated January 6, 2004.
  The description of our common stock, par value $.16, contained in our Registration Statement on Form 8-A.

        All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

        Our bylaws provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.     EXHIBITS.

Exhibit No.	Description

4.1	2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-4 (File No. 333-115593)).

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. (filed herewith)

23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)

23.2	Consent of Virchow, Krause & Company, LLP (filed herewith)

24.1	Power of Attorney (see Signature Page)

ITEM 9.     UNDERTAKINGS.

(a)	Regulation S-B, Item 512(a) Undertaking: The small business issuer will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)	Regulation S-B, Item 512(e) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brainerd, State of Minnesota on September 2, 2004.

NATURE VISION, INC.

By: /s/ Jeffrey P. Zernov
Jeffrey P. Zernov
Its: President and Chief Executive Officer

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey P. Zernov and Michael R. Day, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Jeffrey P. Zernov	President, Chief Executive Officer and Director (Principal Executive Officer)	September 2, 2004

Jeffrey P. Zernov

/s/ Michael R. Day	Chief Financial Officer (Principal Financial and Accounting Officer)	September 2, 2004

Michael R. Day

/s/ Richard P. Kiphart	Director	September 2, 2004

Richard P. Kiphart

/s/ Scott S. Meyers	Director	September 2, 2004

Scott S. Myers

/s/ Curtis A. Sampson	Director	September 2, 2004

Curtis A. Sampson

EXHIBIT INDEX

Exhibit No.	Description

4.1	2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-4 (File No. 333-115593)).

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. (filed herewith)

23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)

23.2	Consent of Virchow, Krause & Company, LLP (filed herewith)

24.1	Power of Attorney (see Signature Page)